SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                         April 24, 2002

                       XEROX CORPORATION
      (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                     800 Long Ridge Road
                       P. O. Box 1600
              Stamford, Connecticut  06904-1600
      (Address of principal executive offices)(Zip Code)

      Registrant's telephone number, including area code:
                       (203) 968-3000

                       Not Applicable
 (Former name or former address, if changed since last report)


























Item 5.  Other Events.

Registrant reported today on first-quarter performance that reflects continued improvements in its operations.

                      FIRST-QUARTER PERFORMANCE

Registrant cannot provide at this time the full detail on its first-quarter results primarily due to the application of a new bundled lease accounting methodology that will be used to restate the years 1997-2000, adjust 2001 results and report final first-quarter 2002 results. This change in methodology is part of Registrant's previously announced settlement agreement with the Securities and Exchange Commission. However, Registrant is reporting today certain other metrics that will not be impacted by these changes and that represent Registrant's continued progress in strengthening its financial position and core operations.

"During a quarter when Xerox was faced with tough issues and a continuing weakened economy, we remained focused on building back value by improving the core business and investing in future growth. Our strong performance reflects the determination of Xerox people worldwide to restore Xerox to good health," said Anne M. Mulcahy, Registrant's Chairman and Chief Executive Officer. "I am encouraged by our first-quarter progress and believe that we have clearly set the stage for a return to full-year operational profitability."

Registrant had about $4.7 billion in worldwide cash at the end of March following the repayment of $550 million of first-quarter maturing debt. Registrant's cash balance in the first quarter increased by approximately $700 million from last quarter. Cash generated from operations due to working capital and other improvements was about $320 million, prior to a $350 million tax payment resulting from the gain on last year's sale of half of Registrant's interest in Fuji Xerox. Debt net of cash was $12.3 billion, a 17-percent reduction from the first quarter of 2001.

"Our relentless drive to fortify Xerox's financial position accelerated in the first quarter as we closed on key finance-receivable securitizations and made substantial progress in our negotiations to refinance a portion of the company's revolver and to extend its maturity," added Mulcahy.

In related news, Registrant announced today that Xerox Capital Services, its joint venture with GE Capital Vendor Financial Services, is expected to close and become operational on May 1. XCS will manage Registrant's customer administration and leasing activities in the U.S., including various financing programs, credit approval, order processing, billing and collections.

Registrant and GE Capital have also agreed to extend their U.S. finance-receivable monetization arrangement. This agreement will provide Registrant with additional funding, expected to be approximately $1 billion this year secured by portions of Registrant's lease receivables in the U.S., while the two companies finalize the agreement for GE Capital to become the primary provider of equipment financing for Xerox customers in the U.S.

Registrant's intense focus on managing inventory resulted in a $490 million or 28 percent decrease from first-quarter 2001, including an approximately $60 million reduction from last quarter.

Registrant also continued to reduce its cost base in the first quarter by taking actions that will result in additional annualized savings in excess of $100 million. Worldwide employment declined 4,300 in the first quarter to 74,600.

Research and development spending of $230 million in Registrant's core business areas was essentially flat from first-quarter 2001.

In North America and Europe, Registrant delivered year-over-year improvement in key segments of its core business. DocuTech equipment placements grew 4 percent in the quarter. Office color printing installs grew 6 percent driven by the success of Registrant's Phaser 860 and 7700. The weakened economy continued to delay capital spending that, along with competition, resulted in a 22 percent decline in production color equipment placements.

Activity declines in Registrant's developing markets will continue for the near term as Registrant restructures the business to capture profitable growth opportunities versus sales that weaken the bottom line. However, for the first quarter, this strategy along with cost reductions led to continued improvements in Registrant's developing markets operations.

Commenting on future activity in Registrant's core production, office and services business, Mulcahy cited Xerox's initiatives to strengthen its competitive position through five new product platform launches this year supported by aggressive marketing and expanded sales coverage.

"These investments are designed to achieve one objective: drive future, sustainable, profitable growth," she said.

Registrant began reservation order taking two weeks ago on one of the first of its new product platforms, the DocuColor iGen3. Registrant has since received 100 reservation orders for this breakthrough digital color production press, which has list prices starting at $510,000 and is scheduled to begin shipping later this year. Registrant also recently marked the 5,000th installation of its DocuColor 2000 Series of digital color presses, the most successful product of its kind with one-and-a-half times more placements than all comparable competitors combined.

                            RESTATEMENT

Under the terms of a settlement agreement with the Securities and Exchange Commission, the restatement of 1997-2000 financial statements as well as the adjustment to 2001 results will primarily reflect changes in the timing and allocation of lease revenue, which will be reallocated among equipment, service, supplies and finance revenue streams as appropriate by applying a methodology different than the one Registrant had used during those years. The resulting timing and allocation adjustments cannot be estimated until the restatement process has been completed. In any event, there will be no impact on the cash that has been received or is contractually due to be received from these leases. Furthermore, the monetary value of the leases does not change. The restatement will also include adjustments that could be in excess of $300 million due to the establishment and release of certain reserves prior to 2001 and the timing of recognition of interest income on tax refunds.

As previously announced, the Securities and Exchange Commission has granted to Registrant as part of its settlement agreement with Registrant an extension for the filing of its 2001 10-K and first-quarter 2002 10-Q until June 30, 2002.

Further detail on Registrant's first-quarter performance appears below, including summary financial information that is unaudited, subject to the restatement and based on Registrant's previous accounting methodology for bundled leases, which the SEC believes does not comply with GAAP.


                           PERFORMANCE REVIEW

Introduction

On April 11, 2002, Registrant (Xerox or the Company or we) announced that we had concluded our settlement with the Securities and Commission
(SEC) on the previously disclosed matters that have been under investigation since June 2000. As a result, the Company has agreed to restate its financial statements for the years 1997 through 2000 as well as adjust the previously announced 2001 results. This is in addition to a previous restatement included in our 2000 Form 10-K. The new restatement will primarily reflect adjustments in the timing and allocation of lease revenue, which will be reallocated among equipment, service, supplies and finance revenue streams as appropriate by applying a methodology different than the one the Company had used during those years. The resulting timing and allocation adjustments cannot be estimated until the restatement process has been completed. In any event, there will be no impact on the cash that has been received or is contractually due to be received from these leases. Furthermore, the monetary value of the leases does not change. The restatement will also include adjustments that could be in excess of $300 million due to the establishment and release of certain reserves prior to 2001 and the timing of recognition of interest income on tax refunds. To allow for the additional time required to prepare the restatement and to make these adjustments, the SEC issued an Order granting an extension until June 30, 2002 for the filing of the Xerox Corporation and Xerox Credit Corporation 2001 Forms 10-K and first quarter 2002 Forms 10-Q. The Order provides that a filing made on or before June 30, 2002 will be deemed to have been filed on the prescribed due date. For further information regarding the Consent Order see the "SEC Settlement" section that follows.

These preliminary results are unaudited, are presented using the Company's historical methodology for allocating lease revenue from its bundled arrangements, which the SEC believes is not in accordance with Generally Accepted Accounting Principles (GAAP), and do not reflect the restatement or the effects thereof for 1997 through 2000 or adjustments to previously reported 2001 results. The Company is currently in the process of implementing a new methodology for allocating lease revenue, which will be used in preparing the restatement, making the adjustments to 2001 and reallocating lease revenues generated in the first quarter of 2002 and thereafter. The impact of the new methodology is currently not determinable. Accordingly, the financial information presented here is subject to adjustment upon the completion of such process and should not be relied upon as reflecting the Company's financial results. Moreover, while the presentation of the preliminary first quarter results according to the historical methodology would appear to provide comparability to the previously announced 2001 first quarter results, the year-over-year comparison may not be reliable because of the possibility that the restatement and 2001 adjustments may impact those periods differently. For these reasons, we have limited our discussion of financial information. We have provided trend information in key areas, although even trends may be subject to change. Our detailed financial results will be reported in our 2001 Form 10-K filing and first quarter 2002 Form 10-Q filing following completion of the restatement process.

As noted above, it is the SEC's view that the methodology historically applied by the Company to allocate lease revenue from its bundled arrangements is not in accordance with GAAP. The contracts typically include equipment, service, supplies and financing components for which the customer pays a negotiated price on a monthly basis as well as a variable service component for page volumes in excess of stated minimums. Xerox is in the process of changing its revenue allocation methodology to estimate "normal selling prices" (fair value) of equipment using an approach based on verifiable objective evidence of value, including prices achieved in its cash sales and other market based information. The full implementation of this methodology requires application at detailed levels of the business and is inextricably linked to the restatement process and to the adjustment of previously reported 2001 results.

Summary

A summary of our performance for the first quarter of 2002 follows:

-- Our worldwide cash balance increased by approximately $0.7 billion to $4.7 billion at March 31, 2002 compared to $4.0 billion at December 31, 2001 and increased by $1.9 billion from $2.8 billion at March 31, 2001. The increases from December 31, 2001 primarily reflect the following:

    -- The receipt of $746 million from the January 2002 Senior Note
       Offering

    -- The receipt of $510 million, net of escrow and fees, from GE
       Capital loans secured by certain of our finance receivables in the U.S. and Canada

    -- Debt payments of approximately $550 million for maturing debt

    -- Cash generated by operations of about $320 million, prior to a tax payment of approximately $350 million related to the gain on the 2001 Fuji Xerox sale and included:

        -- Reduced receivables
        -- Modest improvements in inventory levels
        -- Modest increases in payables and other accruals

       These positive items were partially offset by restructuring payments of approximately $100 million.

-- As of March 31, 2002, we had approximately $9.4 billion and $2.9 billion of debt obligations maturing in 2002 and 2003, as summarized below (in billions):

                               2002                2003
        First Quarter          $  -                $0.3
        Second Quarter          1.3                 1.1
        Third Quarter           0.3                 0.2
        Fourth Quarter          7.8                 1.3
                               ________________________
        Full Year              $9.4                $2.9

Debt obligations due throughout the remainder of 2002 total approximately $9.4 billion and include the $7 billion Revolving Credit Agreement (Revolver), which matures in October. The principal terms and conditions for refinancing a portion of the Revolver and extending its maturity beyond October 2002 have been distributed to the 57 lenders in the Revolver. Following approval from these lenders as well as the negotiation and execution of the definitive agreements, the refinancing is expected to be finalized no later than June 30, 2002.

-- Worldwide employment declined by 4,300 to 74,600 in the 2002 first quarter as a result of 2,700 employees leaving the Company, largely under our restructuring programs, and the transfer of 1,600 employees to Flextronics.

-- In the first quarter 2002 we took additional restructuring actions related to our Turnaround Program which are expected to further reduce annualized costs in excess of $100 million. As part of these cost-cutting measures, we continue to record additional charges for initiatives under the Turnaround Program. As a result of these actions and changes in estimates related to previously established restructuring reserves, in the first quarter 2002 we provided an incremental
$148 million related to initiatives under the Turnaround Program, March 2000 and SOHO restructuring plans.

As discussed above, the financial information included in the following discussion will change upon completion of the restatement:

-- Post currency revenue of $3.7 billion declined 11 percent in the first quarter 2002 compared to $4.2 billion in the first quarter 2001. The key messages are as follows:

    -- Over one third of the decline was due to the exit from our Small Office / Home Office (SOHO) business, reductions in our Developing Markets Operations (DMO) and unfavorable currency.

    -- Stabilization of our DocuTech family, with increased equipment installs, was more than offset by declines in production printing and production light lens copiers.

    -- Production color declined as we continued to experience a challenging competitive environment, including pricing pressures. Further, the economy remained weak, which particularly impacted demand in the graphic arts market.

    -- Growth in Document Centre multifunction devices, including the recent introduction of the Document Centre 490, was more than offset by substantial declines in office light lens copiers reflecting the trends in recent years.

    -- The Phaser line of networked laser and solid ink printers drove good growth in office color.

-- Gross margin was 39.0 percent, an improvement of 5.4 percentage points in the first quarter 2002 compared to 33.6 percent in the first quarter 2001. Approximately half of the increase was due to the exit from SOHO and improvements in DMO. Improved productivity and pricing discipline combined with our continued focus on profitable transactions drove gross margin improvements in most businesses.

-- Selling, administrative and general (SAG) expenses of $1.1 billion improved approximately 6 percent in the 2002 first quarter compared to the 2001 first quarter reflecting continued benefits from our Turnaround Program, partially offset by increased spending related to our Olympic sponsorship and advertising campaign.

-- Research and development (R&D) expense of $230 million was $16 million lower in the 2002 first quarter compared to the 2001 first quarter primarily reflecting our exit from SOHO.

-- Other expenses, net were $64 million in the first quarter 2002 versus $90 million in the first quarter 2001. The more significant items included in other expenses, net are as follows:

    -- Significantly lower non-financing interest expense, reflecting lower debt levels and reduced cost of borrowing, was partially offset by SFAS 133 losses on the mark to market of our remaining interest rate swaps.

    -- Exchange losses of $26 million primarily reflecting the devaluation of the Argentine Peso. This loss compares to exchange gains of $63 million last year primarily related to gains on Yen denominated debt.

    -- Prior year includes approximately $16 million of goodwill amortization. Amortization of goodwill was discontinued in 2002 under SFAS 142.

    -- A gain of $19 million on the sale of stock resulting from the Prudential Insurance Company demutualization.

    -- The accrual of a $10 million civil penalty associated with the SEC settlement.

-- The effective tax rate for the first quarter 2002 was 25.4 percent, before restructuring. The estimated annual effective tax rate for 2002, before restructuring, is expected to be 55 percent reflecting losses in certain jurisdictions where we are no longer providing tax benefits.
The first quarter tax rate reflects differences between calculating the effective tax rate on an annual basis versus on an interim basis.
Due to the fact that we are no longer providing tax benefits on losses in certain jurisdictions, we have excluded such losses in determining the quarterly tax provision. Accordingly, the mix of these losses on an interim basis will alter the quarterly effective tax rate from the estimated annual effective tax rate, as reflected above. In addition, approximately $16 million of previously unrecorded tax benefits associated with certain tax credit carryforwards were recognized as a discrete item in the first quarter based on our realization assessments.

-- Minorities interest increased by $18 million to $25 million in the first quarter 2002 primarily due to the quarterly distribution on the Convertible Trust Preferred Securities issued in November 2001.

-- The first quarter 2002 net loss was $64 million or 9 cents per share.

-- Excluding net after tax restructuring charges of $105 million and net after tax losses from unhedged foreign currency exposures of $12 million, the first quarter 2002 net income, as adjusted, would have been $53 million or earnings of 7 cents per share.

-- The 2001 first quarter net income was $202 million or $0.25 cents per share. Excluding the following net after-tax items: Fuji Xerox sale gain of $300 million, restructuring charges of $62 million, unhedged foreign currency gains of $47 million, goodwill amortization of $15 million and a $15 million extraordinary gain and cumulative change in accounting principle, the 2001 first quarter net loss, as adjusted, would have been $83 million or a loss of 11 cents per share.

Recent Events

Adoption of SFAS 142

In the 2002 first quarter, we adopted SFAS 142. As a result, we reclassified approximately $60 million of previously identified intangible assets to goodwill. We will no longer record approximately $60 million of annual amortization expense relating to our existing goodwill, as adjusted, for the reclassifications previously mentioned. Additionally, approximately $5 million of annual amortization expense of goodwill related to equity method investments will no longer be recorded.

SEC Settlement

On April 11, 2002 we concluded our settlement with the SEC on the previously disclosed matters that have been under investigation since June 2000. As a result, the Commission filed a complaint and a consent order in federal district court for injunctive relief and a civil penalty of $10 million. Xerox neither admits nor denies the allegations of the complaint.

Under the terms of the settlement, we will restate our financial statements for the years 1997 through 2000 as well as adjust previously announced 2001 results. The restatement will primarily reflect adjustments in the timing and allocation of lease revenue, which will be reallocated among equipment, service, supplies and finance revenue streams as appropriate by applying a methodology different than the one the Company had used during those years. The resulting timing and allocation adjustments cannot be estimated until the restatement process has been completed. In any event, there will be no impact on the cash that has been received or is contractually due to be received from these leases. Furthermore, the monetary value of the leases does not change. The restatement will also include adjustments that could be in excess of $300 million due to the establishment and release of certain reserves prior to 2001 and the timing of recognition of interest income on tax refunds.

As part of the settlement, and to allow for the additional time required to prepare the restatement and to make these adjustments, the SEC issued an Order permitting us an extension until June 30, 2002 for the filing of the Xerox Corporation and Xerox Credit Corporation 2001 Forms 10-K and first quarter 2002 Forms 10-Q. The Order provides that a filing made on or before June 30, 2002 will be deemed to have been filed on the prescribed due date.

We have also agreed that a special committee of our Board of Directors will retain an independent consultant to review our material accounting controls and policies. The Board will share the outcome of this review with the SEC.

Vendor Financing Progress

Substantial progress in transitioning equipment financing to third party vendors has been made in 2002. Our 2002 progress includes:

-- In April 2002, we signed an agreement with GE Capital Vendor Financial Services (GE Capital) for the establishment of Xerox Capital Services
(XCS), a joint venture between Xerox and GE Capital, which is expected to close and become operational on May 1, 2002. XCS will be a consolidated entity and will provide Xerox's customer administration and leasing activities in the U.S., including various financing programs, credit approval, order processing, billing and collections.

-- In April 2002, we signed an agreement with GE Capital to extend the U.S. finance receivable monetization arrangement, which will provide Xerox with additional funding while the two companies finalize their arrangement for GE Capital to become the primary provider of equipment financing for Xerox customers in the U.S. The additional funding is expected to be approximately $1 billion this year, secured by portions of Xerox's current and future lease receivables in the U.S.

-- In first quarter 2002 we received $510 million, net of escrow and fees, of financing from GE Capital, secured by portions of Xerox's lease receivables in the U.S. and Canada.

-- In February 2002, we activated the previously announced joint venture with De Lage Landen (DLL) to manage equipment financing, billing and collections for the financing of Xerox equipment in the Netherlands.
DLL owns 51 percent of the joint venture and provides the funding to support all new customer leases. Xerox owns the remaining 49 percent.

-- In March 2002, Banco Itau, S.A agreed to become the primary provider of equipment financing for Xerox customers in Brazil. They began providing the equipment financing for new activations in April 2002.

-- In March 2002, CIT Group affiliates in Mexico agreed to become the primary provider of equipment financing for Xerox customers in Mexico. They began providing the equipment financing for new activations in April 2002.

-- On April 2, 2002, we sold our equipment financing operations in Italy for $227 million, including the assumption of $20 million of third party debt. In addition to purchasing our existing lease portfolio in Italy, our financing partner will also provide ongoing, exclusive equipment financing for new activations.

Other

In January 2002, we completed additional asset sales to transfer
Xerox's office product manufacturing operations to Flextronics. The companies completed the sale of Xerox's plants in Venray, The Netherlands and Resende, Brazil for approximately $29 million plus the assumption of certain liabilities and subject to certain closing adjustments. Approximately 1,600 Xerox employees in these operations transferred to Flextronics. We have begun to transfer work to Flextronics from our printed circuit board factories in El Segundo, California and Mitcheldean, England and our customer replaceable unit plant in Utica, New York. We plan to complete this by the end of the second quarter 2002.

___________________________________________________________________________

                       Forward-Looking Statements

From time to time Xerox Corporation (the Registrant or the Company or we) and its representatives may provide information, whether orally or in writing, including certain statements in this Current Report on Form 8-K, which are deemed to be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Litigation Reform Act"). These forward-looking statements and other information relating to the Company are based on the beliefs of management as well as assumptions made by and information currently available to management.

The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. We do not intend to update these forward-looking statements.

In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such "forward-looking "statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the "forward-looking "statements. Such factors include, but are not limited to, the following:

Competition - We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. There are a number of companies worldwide with significant financial resources which compete with us to provide document processing products and services in each of the markets we serve, some of whom operate on a global basis. Our success in future performance is largely dependent upon our ability to compete successfully in the markets we currently serve and to expand into additional market segments.

Transition to Digital - Presently black and white light-lens copiers represent approximately 20% of our revenues. This segment of the market is mature with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change as well as competitive developments could cause actual results to vary from those expected.

Expansion of Color - Color printing and copying represents an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market machines that produce color prints and copies quickly and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market and the pace of color adoption by our prospective customers.

Pricing - Our success is dependent upon our ability to obtain adequate pricing for our products and services which provide a reasonable return to our shareholders. Depending on competitive market factors, future prices we can obtain for our products and services may vary from historical levels. In addition, pricing actions to offset the effect of currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

Customer Financing Activities - On average, we have historically financed approximately 75-80 percent of our equipment sales. To fund these arrangements, we have historically had to access the credit markets and use cash generated from operations. The long-term viability and profitability of our customer financing activities is dependent on our ability to borrow and the cost of borrowing in these markets. This ability and cost, in turn, is dependent on our credit ratings. Currently our credit ratings are such as to effectively preclude our ready access to registered capital markets and we are currently funding our customer financing activity from cash generated from operations as well as from cash on hand, unregistered capital markets offerings and securitizations. There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We continue to discuss implementation of third-party vendor financing programs and possible sales of portions of our existing finance receivables portfolios, and we continue to actively pursue alternative forms of financing including securitizations and secured borrowings. These initiatives will significantly reduce our debt and finance receivable levels going forward. Our ability to continue to offer customer financing and be successful in the placement of equipment with customers is largely dependent upon obtaining third party financing.

Productivity - Our ability to sustain and improve profit margins is largely dependent on our ability to maintain an efficient, cost-effective operation. Productivity improvements through process re-engineering, design efficiency and supplier cost improvements are required to offset labor cost inflation, potential materials cost changes and competitive price pressures.

International Operations - We derive approximately 40 percent of our revenue from operations outside the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and results from operations could be affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country's political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently severely limited, and we anticipate increased volatility in our results of operations due to changes in foreign exchange rates.

New Products/Research and Development - The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers' changing needs and emerging technological trends. We must then make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide anticipated returns from these investments.

Revenue Trends - Our ability to return to and maintain a consistent trend of revenue growth over the intermediate to longer term is largely dependent upon expansion of our worldwide equipment sales as well as revenues from the services and supplies occurring after the initial equipment install (post sale revenue), particularly in the key growth markets of color and multifunction. Revenue growth will be further enhanced through our consulting services in the areas of content, document, and knowledge management. The ability to achieve equipment sales growth is subject to the successful implementation of our initiatives to provide advanced systems, industry-oriented global solutions and services for major customers, improved direct sales productivity and expansion of our indirect distribution channels in the face of global competition and pricing pressures. The ability to grow usage may continue to be adversely impacted by the movement towards distributed printing and electronic substitutes. Our inability to return to and maintain a consistent trend of revenue growth could materially affect the trend of our operating results.

Liquidity - The adequacy of our continuing liquidity depends on our ability to successfully generate positive cash flow from an appropriate combination of operating improvements, financing from third parties, and additional asset sales including sales or securitizations of our receivables portfolios. With $4.7 billion of cash on hand worldwide at March 31, 2002, we believe our liquidity is presently sufficient to meet current and anticipated needs going forward, including all scheduled debt maturities, subject to timely implementation and execution of all of the various initiatives and other matters mentioned below. These initiatives include our refinancing of the $7 billion of loans outstanding under our Revolving Credit Agreement ("Revolver") that mature in October 2002.

We are currently in active negotiations with our bank group to refinance a portion of the Revolver and to extend its maturity beyond 2002. Management believes that significant progress has been made in such discussions. The principal terms and conditions for refinancing a portion of the Revolver, including the extension of its maturity beyond October 2002,have been circulated to the 57 banks in the Revolver. Commitments to the refinancing are being sought from the 57 banks in the Revolver. Following the approval from these lenders as well as the negotiation of the definitive agreements, the refinancing is expected to be completed no later than the end of June 2002. Although we are optimistic of a successful conclusion, there is no assurance that the Revolver refinancing will be consummated on terms acceptable to us. In addition to Revolver matters, we have undertaken initiatives to increase our cash position and cash flows from operations, including, among others, cost reductions, asset monetizations and focusing on more profitable revenue. However, the results of such initiatives may not enable us to fully satisfy the Revolver at maturity. In the event that we are unsuccessful in renegotiating the Revolver with satisfactory terms and conditions by October 22,2002, the bank group could declare a payment default and take steps to recover the $7 billion, including the commencement of legal proceedings against us. In such event we would be required to consider the full range of strategic measures available to companies in similar circumstances. These circumstances would raise substantial doubt about our ability to continue as a going concern.

_____________________________________________________________________________



                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.
                                         XEROX CORPORATION

                                         /s/ MARTIN S. WAGNER
                                         ----------------------------
                                         By: MARTIN S. WAGNER
                                             Assistant Secretary

Date: April 24, 2002